CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (“Registration Statement”) of our report dated December 23, 2014, relating to the financial statements and financial highlights which appears in the October 31, 2014 Annual Report to Shareholders of the Philadelphia International Emerging Markets Fund and Philadelphia International Small Cap Fund (two of the portfolios of The Glenmede Fund, Inc.), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Other Service Providers” and “Auditors” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 23, 2015